                                GLOBECOMM SYSTEMS INC.
                         DIRECTOR FEE STOCK OPTION AGREEMENT



RECITALS

    A. The Corporation has implemented a special director fee stock option program under the Plan pursuant to which non-employee Board members may, by prior irrevocable election, apply all or any portion of the annual retainer fee otherwise payable to them in cash to the acquisition of a special stock option grant.

    B. Optionee is a non-employee Board member who made the requisite election to apply a portion of his retainer fee to the acquisition of the special option, and this Agreement is executed pursuant to, and is intended to carry out the purposes of, the Plan in connection with the grant of such special option to Optionee.

    C. All capitalized terms in this Agreement shall have the meaning assigned to them in the attached Appendix.

         NOW, THEREFORE, it is hereby agreed as follows:

         1. GRANT OF OPTION. The Corporation hereby grants to Optionee, as of the Grant Date, a Non-Qualified Option to purchase up to the number of Option Shares specified in the Grant Notice. The Option Shares shall be purchasable from time to time during the option term specified in Paragraph 2 at the Exercise Price.

         2. OPTION TERM. This option shall have a term of ten (10) years measured from the Grant Date and shall accordingly expire at the close of business on the Expiration Date, unless sooner terminated in accordance with Paragraph 5 or 6.

         3. LIMITED TRANSFERABILITY. This option may, in connection with the Optionee's estate plan, be assigned in whole or in part during Optionee's lifetime to one or more members of the Optionee's immediate family or to a trust established for the exclusive benefit of one or more such family members. The assigned portion shall be exercisable only by the person or persons who acquire a proprietary interest in the option pursuant to such assignment. The terms applicable to the assigned portion shall be the same as those in effect for this option immediately prior to such assignment and shall be set forth in such documents issued to the assignee as the Corporation may deem appropriate. Should the Optionee die while holding this option, then this option shall be transferred in accordance with Optionee's will or the laws of descent and distribution.

         4. EXERCISABILITY. This option shall become exercisable for the Option Shares in installments as specified in the Grant Notice. As the option becomes exercisable for those installments, the installments shall accumulate and the option shall remain exercisable for the accumulated installments until the Expiration Date or sooner termination of the option term under Paragraph 5, 6 or 7.

         5. CESSATION OF BOARD SERVICE. Should Optionee's service as a Board member cease while this option remains outstanding, then the option term specified in Paragraph 2 shall terminate (and this option shall cease to be outstanding) prior to the Expiration Date in accordance with the following provisions:

                 (i) Should Optionee cease to serve as a Board member for any reason (other than death or Permanent Disability) while holding this option, then the period for exercising this option shall be reduced to a three (3)-year period (commencing with the date of such cessation of Board service), but in no event shall this option be exercisable at any time after the Expiration Date. During such limited exercise period, this option may not be exercised in the aggregate for more than the number of Option Shares (if any) for which the option is exercisable on the date of Optionee's cessation of Board service.
Upon the EARLIER of (A) the expiration of such three (3)-year period or (B) the specified Expiration Date, the option shall terminate and cease to be exercisable with respect to any exercisable Option Shares for which the option has not been exercised.

                (ii) Should Optionee cease service as a Board member by reason of death or Permanent Disability, then this option shall automatically accelerate and become immediately exercisable for all the Option Shares at the time subject to this option so that Optionee (or the personal representative of Optionee's estate or the person or persons to whom the option is transferred upon Optionee's death) shall have the right to exercise this option for any or all of those Option Shares as fully-vested shares of Common Stock. Such right shall lapse upon the EARLIER of (A) the expiration of the three (3)-year period measured from the date of Optionee's cessation of Board service or (B) the specified Expiration Date.

               (iii) Upon Optionee's cessation of Board service for any reason other than death or Permanent Disability, this option shall immediately terminate and cease to be outstanding with respect to any and all Option Shares for which the option is not otherwise at that time exercisable.

                (iv) In the event of a Corporate Transaction or Change in Control, the provisions of Paragraph 6 or Paragraph 7 shall govern the period for which this option is to remain exercisable following Optionee's cessation of Board service and shall supersede any provisions to the contrary in this Paragraph 5.


                                          2.

         6.   CORPORATE TRANSACTION.

              (a) This option, to the extent outstanding at the time of a Corporate Transaction but not otherwise fully exercisable for all the Option Shares, shall automatically accelerate so that this option shall, immediately prior to the effective date of such Corporate Transaction, become exercisable for all the Option Shares at the time subject to this option and may be exercised for any or all of those Option Shares as fully-vested shares of Common Stock.

              (b)  This option shall be assumed by the successor corporation
(or parent thereof) in connection with such Corporate Transaction and shall be appropriately adjusted, immediately after such Corporate Transaction, to apply to the number and class of securities which would have been issuable to Optionee in consummation of such Corporate Transaction had the option been exercised immediately prior to such Corporate Transaction, and appropriate adjustments shall also be made to the Exercise Price, PROVIDED the aggregate Exercise Price shall remain the same.

              (c) This option, as so accelerated and assumed, shall remain exercisable until the EARLIER of (i) the expiration of the three (3)-year period measured from the date of Optionee's cessation of Board service or (ii) the specified Expiration Date.

              (d) This Agreement shall not in any way affect the right of the Corporation to adjust, reclassify, reorganize or otherwise change its capital or business structure or to merge, consolidate, dissolve, liquidate or sell or transfer all or any part of its business or assets.

         7.   CHANGE IN CONTROL/HOSTILE TAKE-OVER.

              (a) This option, to the extent outstanding at the time of a Change in Control but not otherwise fully exercisable for all the Option Shares, shall automatically accelerate, so that this option shall, immediately prior to the effective date of such Change in Control, become fully exercisable for all of the Option Shares at the time subject to this option and may be exercised for all or any portion of such shares as fully-vested shares of Common Stock. This option shall remain exercisable for such fully-vested Option Shares until the EARLIEST to occur of (i) the specified Expiration Date, (ii) the sooner termination of this option in accordance with Paragraph 5 or 6 or (iii) the surrender of this option under Paragraph 7(b).

              (b) Optionee shall have an unconditional right (exercisable during the thirty (30)-day period immediately following the consummation of a Hostile Take-Over) to surrender this option to the Corporation in exchange for a cash distribution from the Corporation in an amount equal to the excess of (i) the Take-Over Price of the Option Shares at the time subject to the surrendered option (whether or not the option is exercisable for those shares) over (ii) the aggregate Exercise Price payable for such shares.


                                          3.

This Paragraph 7(b) limited stock appreciation right shall in all events terminate upon the expiration or sooner termination of the option term and may not be assigned or transferred by Optionee.

              (c) To exercise the Paragraph 7(b) limited stock appreciation right, Optionee must, during the applicable thirty (30)-day exercise period, provide the Corporation with written notice of the option surrender in which there is specified the number of Option Shares as to which the option is being surrendered. Such notice must be accompanied by the return of Optionee's copy of this Agreement, together with any written amendments to such Agreement. The cash distribution shall be paid to Optionee within five (5) business days following such delivery date, and neither the approval of the Plan Administrator nor the consent of the Board shall be required in connection with such option surrender and cash distribution. Upon receipt of such cash distribution, this option shall be cancelled with respect to the shares subject to the surrendered option (or the surrendered portion), and Optionee shall cease to have any further right to acquire those Option Shares under this Agreement. The option shall, however, remain outstanding for the balance of the Option Shares (if any) in accordance with the terms and provisions of this Agreement, and the Corporation shall accordingly issue a new stock option agreement (substantially in the same form as this Agreement) for those remaining Option Shares.

         8. STOCKHOLDER RIGHTS. The holder of this option shall not have any stockholder rights with respect to the Option Shares until such person shall have exercised the option, paid the Exercise Price and become a holder of record of the purchased shares.

         9. ADJUSTMENT IN OPTION SHARES. Should any change be made to the Common Stock by reason of any stock split, stock dividend, recapitalization, combination of shares, exchange of shares or other change affecting the outstanding Common Stock as a class without the Corporation's receipt of consideration, appropriate adjustments shall be made to (i) the number and/or class of securities subject to this option and (ii) the Exercise Price in order to reflect such change and thereby preclude a dilution or enlargement of benefits hereunder.

         10.  MANNER OF EXERCISING OPTION.

              (a) In order to exercise this option with respect to all or any part of the Option Shares for which this option is at the time exercisable, Optionee (or any other person or persons exercising the option) must take the following actions:

                      (i) Execute and deliver to the Corporation a Notice of Exercise for the Option Shares for which the option is exercised.

                     (ii) Pay the aggregate Exercise Price for the purchased shares in one or more of the following forms:


                                          4.

                        (A)  cash or check made payable to the Corporation,

                        (B) shares of Common Stock held by Optionee (or any other person or persons exercising the option) for the requisite period necessary to avoid a charge to the Corporation's earnings for financial reporting purposes and valued at Fair Market Value on the Exercise Date, or

                        (C) through a special sale and remittance procedure pursuant to which Optionee (or any other person or persons exercising the option) shall concurrently provide irrevocable written instructions (I) to a Corporation-designated brokerage firm to effect the immediate sale of the purchased shares and remit to the Corporation, out of the sale proceeds available on the settlement date, sufficient funds to cover the aggregate Exercise Price payable for the purchased shares plus all applicable Federal, state and local income taxes required to be withheld by the Corporation by reason of such exercise and (II) to the Corporation to deliver the certificates for the purchased shares directly to such brokerage firm in order to complete the sale.

              Except to the extent the sale and remittance procedure is utilized in connection with the option exercise, payment of the Exercise Price must accompany the Notice of Exercise.

                    (iii) Furnish to the Corporation appropriate documentation that the person or persons exercising the option (if other than Optionee) have the right to exercise this option.

              (b) As soon after the Exercise Date as practical, the Corporation shall issue to or on behalf of Optionee (or any other person or persons exercising this option) a certificate for the purchased Option Shares, with the appropriate legends affixed thereto.

              (c) In no event may this option be exercised for any fractional shares.

         11.  COMPLIANCE WITH LAWS AND REGULATIONS.

              (a) The exercise of this option and the issuance of the Option Shares upon such exercise shall be subject to compliance by the Corporation and Optionee with all applicable requirements of law relating thereto and with all applicable regulations


                                          5.

of any stock exchange (or the Nasdaq National Market, if applicable) on which the Common Stock may be listed for trading at the time of such exercise and issuance.

              (b) The inability of the Corporation to obtain approval from any regulatory body having authority deemed by the Corporation to be necessary to the lawful issuance and sale of any Common Stock pursuant to this option shall relieve the Corporation of any liability with respect to the non-issuance or sale of the Common Stock as to which such approval shall not have been obtained. The Corporation, however, shall use its best efforts to obtain all such approvals.

         12. SUCCESSORS AND ASSIGNS. Except to the extent otherwise provided in Paragraph 3, the provisions of this Agreement shall inure to the benefit of, and be binding upon, the Corporation and its successors and assigns and Optionee, Optionee's assigns and the legal representatives, heirs and legatees of Optionee's estate.

         13. NOTICES. Any notice required to be given or delivered to the Corporation under the terms of this Agreement shall be in writing and addressed to the Corporation at its principal corporate offices. Any notice required to be given or delivered to Optionee shall be in writing and addressed to Optionee at the address indicated below Optionee's signature line on the Grant Notice. All notices shall be deemed effective upon personal delivery or upon deposit in the U.S. mail, postage prepaid and properly addressed to the party to be notified.

         14. CONSTRUCTION. This Agreement and the option evidenced hereby are made and granted pursuant to the director fee option grant program in effect under the Plan and are in all respects limited by and subject to the terms of that program.

         15. GOVERNING LAW. The interpretation, performance and enforcement of this Agreement shall be governed by the laws of the State of New York without resort to that State's conflict-of-laws rules.



                                          6.

                                       APPENDIX


    The following definitions shall be in effect under the Agreement:

    A.   AGREEMENT shall mean this Director Fee Stock Option Agreement.

    B.   BOARD shall mean the Corporation's Board of Directors.

    C. CHANGE IN CONTROL shall mean change of control of the Corporation of a nature that would be required to be reported in response to Item 6(e) of
Schedule 14A of Regulation 14A (or in response to any similar item on any similar schedule or form) promulgated under the 1934 Act whether or not the Corporation is then subject to such reporting requirement; provided, however, that, without limitation, such a Change in Control shall be deemed to have occurred if:

              (i) any person or group (as such terms are used in connection with Sections 13(d) and 14(d) of the 1934 Act) becomes the "beneficial owner" (as defined in Rule 13d-3 and 13d-5 under the 1934 Act), directly or indirectly, of securities of the Corporation representing 35% or more of the combined voting power of the Corporation's then outstanding securities;

              (ii) the Corporation is a party to a merger, consolidation, sale of assets or other reorganization, or a proxy contest, as a consequence of which members of the Board in office immediately prior to such transaction or event constitute less than a majority of the Board thereafter; or

              (iii) during any period of twenty-four consecutive months, individuals who at the beginning of such period constituted the Board (including for this purpose any new director whose election or nomination for election by the Corporation's stockholders was approved by a vote of at lest two-thirds of the directors then still in office who were directors at the beginning of such period) cease for any reason to constitute at least a majority of the Board.

         Notwithstanding the foregoing provisions of this Section C, a "Change in Control" will not be deemed to have occurred solely because of the acquisition of securities of the Corporation (or any reporting requirement under the 1934 Act relating thereto) by an employee benefit plan maintained by the Corporation for its employees.

    D.   CODE shall mean the Internal Revenue Code of 1986, as amended.

    E.   COMMON STOCK shall mean the Corporation's common stock.


                                         A-1.

    F. CORPORATE TRANSACTION shall mean a stockholder-approved sale, transfer or other disposition of all or substantially all of the Corporation's assets in complete liquidation or dissolution of the Corporation.

    G.   CORPORATION shall mean Globecomm Systems Inc., a Delaware corporation.

    H. EXERCISE DATE shall mean the date on which the option shall have been exercised in accordance with Paragraph 10 of the Agreement.

    I. EXERCISE PRICE shall mean the exercise price per share as specified in the Grant Notice.

    J. EXPIRATION DATE shall mean the date on which the option expires as specified in the Grant Notice.

    K. FAIR MARKET VALUE per share of Common Stock on any relevant date shall be determined in accordance with the following provisions:

         (i) If the Common Stock is at the time traded on the Nasdaq National Market, then the Fair Market Value shall be the closing selling price per share of Common Stock on the date in question, as such price is reported by the National Association of Securities Dealers on the Nasdaq National Market or any successor system. If there are no selling prices quoted for the Common Stock on the date in question, then the Fair Market Value shall be the closing selling price on the last preceding date for which such quotation exists.

         (ii) If the Common Stock is at the time listed on any Stock Exchange, then the Fair Market Value shall be the closing selling price per share of Common Stock on the date in question on the Stock Exchange serving as the primary market for the Common Stock, as such price is officially quoted in the composite tape of transactions on such exchange. If there are no selling prices quoted for the Common Stock on the date in question, then the Fair Market Value shall be the closing selling price on the last preceding date for which such quotation exists.

    L. GRANT DATE shall mean the date of grant of the option as specified in the Grant Notice.

    M. GRANT NOTICE shall mean the Notice of Grant of Stock Option Under Director Fee Option Grant Program accompanying the Agreement, pursuant to which Optionee has been informed of the basic terms of the option evidenced hereby.


                                         A-2.

    N. HOSTILE TAKE-OVER shall mean the acquisition, directly or indirectly, by any person or related group of persons (other than the Corporation or a person that directly or indirectly controls, is controlled by, or is under common control with, the Corporation) of beneficial ownership (within the meaning of Rule 13d-3 of the 1934 Act) of securities possessing more than fifty percent (50%) of the total combined voting power of the Corporation's outstanding securities pursuant to a tender or exchange offer made directly to the Corporation's stockholders which the Board does not recommend such stockholders to accept.

    O.   1934 ACT shall mean the Securities Exchange Act of 1934, as amended.

    P. NON-QUALIFIED OPTION shall mean an option not intended to satisfy the requirements of Code Section 422.

    Q. NOTICE OF EXERCISE shall mean the written notice of the option exercise on the form provided by the Corporation for such purpose.

    R. OPTION SHARES shall mean the number of shares of Common Stock subject to the option as specified in the Grant Notice.

    S. OPTIONEE shall mean the person to whom the option is granted as specified in the Grant Notice.

    T. PERMANENT DISABILITY shall mean the inability of Optionee to perform his or her usual duties as a Board member by reason of any medically determinable physical or mental impairment expected to result in death or to be of continuous duration of twelve (12) months or more.

    U.   PLAN shall mean the Corporation's 1997 Stock Incentive Plan.

    V. STOCK EXCHANGE shall mean the American Stock Exchange or the New York Stock Exchange.



                                         A-3.